Exhibit 99.3

Contact: Scott Shipley Investor Relations Lennar Corporation (305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Sells $500 Million of Debt Securities

Miami, April 27, 2010 — Lennar Corporation (NYSE: LEN and LEN.B) announced today that it has agreed to sell $250 million principal amount of 6.95% Senior Notes due 2018 and $250 million principal amount of 2.00% Convertible Senior Notes due 2020 to initial purchasers, who resold the Notes to qualified institutional buyers in transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended, under Rule 144A, or, as to the 6.95% Senior Notes due 2018, to non-U.S. persons in accordance with Regulation S. The Senior Notes due 2018 were priced to yield 7.125%. The Notes are expected to be delivered and paid for on May 4, 2010. The initial purchasers of the Convertible Senior Notes due 2020 will have the option to purchase up to an additional $37.5 million principal amount of Convertible Senior Notes due 2020 solely to cover over-allotments.

The Convertible Senior Notes due 2020 will be convertible into shares of Lennar’s Class A common stock at the initial conversion rate of 36.1827 shares of common stock per $1,000 principal amount of Convertible Senior Notes due 2020, which is equivalent to an initial conversion price of approximately $27.64 per share of Class A common stock, subject to anti-dilution adjustments. The conversion price is approximately 37.5% above the $20.10 per share closing price of the Class A common stock on April 26, 2010. Holders of Convertible Senior Notes due 2020 will have the right to require Lennar to repurchase them for cash equal to 100% of their principal amount, plus accrued but unpaid interest, on each of December 1, 2013 and December 1, 2015. Lennar will have the right to redeem the Convertible Senior Notes due 2020 at any time after December 1, 2013 for 100% of their principal amount, plus accrued but unpaid interest.

The 6.95% Senior Notes due 2018 will mature on June 1, 2018, unless they are redeemed or repurchased before that date. The 2.00% Convertible Senior Notes due 2020 will mature on December 1, 2020, unless they are redeemed, repurchased or converted before that date.

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Lennar plans to use approximately $200 million from the net proceeds of the sale of the Senior Notes due 2018 to fund purchases pursuant to its tender offer for a limited principal amount of its 5.125% senior notes due 2010, its 5.95% senior notes due 2011 and its 5.95% senior notes due 2013. Lennar will use the remainder of the net proceeds from the sale of the Senior Notes due 2018 and the net proceeds from the sale of the Convertible Senior Notes due 2020 for general corporate purposes, which may include the repayment or repurchase of its existing senior notes or other indebtedness.

Neither the Senior Notes due 2018 nor the Convertible Senior Notes due 2020, or the guarantees of the Senior Notes due 2018 or the Convertible Senior Notes due 2020 or the Class A common stock issuable upon conversion of the Convertible Senior Notes due 2020 have been registered under the Securities Act of 1933, as amended. They may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes in any jurisdiction in which such an offer or sale would be unlawful. It is issued pursuant to Rule 135c under the Securities Act of 1933.

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